March 4, 1999


Unisys Corporation
Unisys Way
Blue Bell, PA 19424


Re: Unisys Corporation Registration Statement on Form S-8 relating to the Deferred Compensation Plan for Executives of Unisys Corporation


Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the registration of $10,000,000 of the Company's deferred compensation obligations (the "Deferred Compensation Obligation") on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Deferred Compensation Obligations are payable pursuant to the Deferred Compensation Plan for Executives of Unisys Corporation (the "Plan").

I have reviewed the Registration Statement, the Company's Certificate of Incorporation and By-laws and such corporate records and other documents and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Deferred Compensation Obligations will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

This opinion is limited to the General Corporation Law of the State of Delaware.


Very truly yours,


Harold S. Barron